Exhibit 99.1

Financial Contact:

Richard C. Cook

Chief Executive Officer

MAPICS, Inc.

(678) 319-8300

dick.cook@mapics.com

MAPICS CFO MICHAEL CASEY TO LEAVE IN LATE NOVEMBER TO JOIN

PRIVATE SOFTWARE COMPANY

ATLANTA (October 4, 2004) - MAPICS, Inc. (Nasdaq/NM: MAPX) announced that its Chief Financial Officer, Michael Casey, plans to leave MAPICS at the end of November 2004. The Company is currently conducting a search for a successor to the position. Mr. Casey joined the Company in 2001 and has announced that he will be joining a private software company in Atlanta as its Chief Operating Officer and Chief Financial Officer.

Dick Cook, President and Chief Executive Officer stated, “MAPICS financial success over the last three years is due in large part to the efforts of Mike Casey.” Cook added, “Mike leaves MAPICS on solid financial ground after a strong fourth fiscal quarter and well positioned for further progress as one of the leading solutions providers to mid-market manufacturers.”

About MAPICS

MAPICS is one of the largest global solutions providers focused exclusively on manufacturing. Building on more than 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency, and exceeding customer expectations. MAPICS solutions include software – extended ERP, CRM, and supply chain management – and professional services. The solutions are implemented on the two industry-leading technology platforms – Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries. For more information, visit www.mapics.com.

MAPICS is a trademark of MAPICS, Inc. The correct usage of the MAPICS name is all capitals. Other brand and product names may be trademarks of their respective owners.

Statements in this press release or otherwise attributable to MAPICS regarding its business which are not historical fact, including those related to the Company’s results for the fourth fiscal quarter and future progress are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Many factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, without limit, finalizing financial results for the quarter, the availability of qualified resources, the ability to successfully complete and integrate acquisitions, and other risks detailed in the MAPICS Annual Report on Form 10-K and other filings with the SEC. MAPICS undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information, changed assumptions, or otherwise.

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MAPICS, Inc. / 1000 Windward Concourse Parkway, Suite 100 / Alpharetta, GA 30005 / (678) 319-8000